Exhibit 99.2

AMRI Appoints David H. Deming and Kenneth P. Hagen to Board of Directors

ALBANY, N.Y., February 17, 2016 – AMRI (NASDAQ: AMRI) today announced the appointment of David H. Deming, Managing Partner, TAG Healthcare Advisors, and Kenneth P. Hagen, CPA, former tax partner at PricewaterhouseCoopers, LLP to its Board of Directors. Mr. Deming’s board appointment is effective immediately. Mr. Hagen will join AMRI’s board in May 2016.

“We are very fortunate to have both David and Ken join our board,” says William S. Marth, President and CEO. “Considering AMRI’s growth strategy and rapid expansion, we believe that David’s expertise advising healthcare companies on financing strategies, mergers and acquisitions and equity capital raising, coupled with Ken’s expertise in tax structuring, mergers and acquisition, and equity financing, will be extremely valuable as AMRI continues to grow.”

Mr. Deming founded TAG Healthcare Advisors in 2014. Prior to that, Mr. Deming was Principal at Deming & Co., LLC from September 2012 to March 2013, and CEO of Dimensional SmartNest LLC, a customized retirement solution which Mr. Deming developed and successfully sold to Dimensional Fund Advisors. Previously, Mr. Deming spent over 27 years at JP Morgan Chase and JP Morgan, where he led the healthcare investment banking group for twelve years. He has over 35 years of experience in investment banking, and has focused on the healthcare industry for over 15 years. Mr. Deming’s board positions also include IRX Therapeutics Inc. and Sorrento Therapeutics Inc. He has served as a non-executive Chairman for IRX Therapeutics, a clinical-stage bioresearch company, since May 2014, and as a Director for Sorrento Therapeutics, an antibody-centric, clinical stage biopharmaceutical company, since April 2015. Mr. Deming graduated from Hobart College with a BA in Economics with Highest Honors, where he served as Chair of the Board of Trustees from 2006 to 2012.

Mr. Hagen joined Pricewaterhouse Coopers in 1975 and became a tax partner in 1986, serving a wide range of pharmaceutical, industrial and technology clients. Since 2000 and until his retirement in 2011, Ken was the Partner-in-Charge of PwC’s Mergers and Acquisition tax practice in Philadelphia. In addition, Ken served as principal tax advisor for over a decade to one of the world’s leaders in generic pharmaceuticals. He also advised other clients on tax issues associated with large and diverse corporate transactions. Mr. Hagen is a CPA and holds a BS in Accounting from Pennsylvania State University and a Masters in Taxation from Villanova University.

About AMRI

Albany Molecular Research Inc. (AMRI) is a global contract research and manufacturing organization that has been working with the Life Sciences industry to improve patient outcomes and the quality of life for more than two decades. With locations in North America, Europe and Asia, our key business segments include Discovery and Development Services (DDS), Active Pharmaceutical Ingredients (API), and Drug Product Manufacturing (DPM). Our DDS segment provides comprehensive services from hit identification to IND, including expertise with diverse chemistry, library design and synthesis, in vitro biology and pharmacology, drug metabolism and pharmacokinetics, as well as natural products. API supports the chemical development and cGMP manufacture of complex API, including potent, controlled substances, steroids, hormones, cytotoxic compounds and sterile API. DPM supports development through commercial scale production of complex liquid-filled and lyophilized parenterals, sterile suspensions and ophthalmic formulations.

Contacts

Investors – Patty Eisenhaur, AMRI Investor Relations, 518-512-2261

Media – Gina Rothe, AMRI Communications, 518-512-2512